Readington Holdings, Inc.

File No. 811-10055

Exhibit 77C

[Vote of security holders]

On November 19, 2002, Readington Holdings, Inc. held a special meeting of shareholders to vote on the following three proposals:

1.  To approve a change in the fundamental policies of the registrant to provide that it is no longer a fundamental policy for the registrant’s investments to be concentrated in the Dividend Agreements and the Swap Agreements, as such terms are defined the registrant’s Form N-2 registration statement.

2.  To approve an investment advisory agreement with Munder Capital Management.

3.  To approve a Restated Certificate of Incorporation and Amended and Restated By-Laws of the registrant.

All three proposals were approved by the registrant’s shareholders.  On each of the three proposals, all 5,000 shares of Class A Senior Stock voted in favor of the proposals.  In addition, on all three proposals 619,520 shares of Class B Junior Stock voted in favor of the proposals and 106 shares of Class B Junior Stock did not vote.